Exhibit 99.1

Oconee Federal Financial Corp.	Stephens Federal Bank
201 East North Second Street	2854 Highway 17 Alt.
Seneca, South Carolina 29678	Toccoa, Georgia 30577

For Additional Information Contact:	For Additional Information Contact:
Curtis T. Evatt, President	Timothy J. Ash, President
(864) 882-2765	(706) 886-2111

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES AGREEMENT TO ACQUIRE STEPHENS FEDERAL BANK OF TOCCOA, GEORGIA

Seneca, SC and Toccoa, GA, February 27, 2014 — Oconee Federal Financial Corp. (NASDAQ: OFED) (the “Company”) the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”) and Stephens Federal Bank (“Stephens Federal”), a mutual savings bank, today announced the execution of a merger agreement pursuant to which Stephens Federal will merge with and into Oconee Federal. The acquisition will add Stephens Federal’s offices in Toccoa and Clayton, Georgia to Oconee Federal’s four branch network located in Oconee County, South Carolina. Stephens Federal’s three offices will operate as branches of Oconee Federal Savings and Loan Association after the merger is completed.

Under the terms of the merger agreement, depositors and borrowers of Stephens Federal will become depositors and borrowers of Oconee Federal and will have the same rights and privileges in Oconee Federal MHC, the mutual holding company parent of the Company, as if their accounts had been established at Oconee Federal on the date established at Stephens Federal. In addition, the Oconee Federal Charitable Foundation will support charitable organizations in the communities served by Stephens Federal. The transaction does not require the vote of Stephens Federal’s members or the Company’s shareholders. After the merger, the combined institution with have approximately $519 million in assets.

T. Rhett Evatt, Chairman and Chief Executive Officer of Oconee Federal Financial Corp., stated, “We are extremely excited about our combination with Stephens Federal. This transaction provides us with an excellent platform to further grow and diversify our franchise in new markets that are contiguous to our existing market and with similar economic and demographic characteristics. This will be achieved by providing superior customer service in the communities we serve.” Curtis T. Evatt, President of Oconee Federal Financial Corp., added “We look forward to welcoming Stephens Federal and their customers into the Oconee Federal family.  We believe the integration of the two institutions’ personnel and operations will be quite smooth due to our similarities in operations. We are eager to proceed towards obtaining regulatory approval and closing the transaction so that we get to work as one organization.”

“We have always focused on our community and the needs of our banking clients,” said Joe Ferguson Chairman of Stephens Federal. “We feel that this merger with an exceptionally strong financial institution is an excellent opportunity for us to ensure our customers continuity of services and enhance the financial products and services available to our customers and the communities we serve.” Tim Ash, President of Stephens Federal added, “Becoming part of Oconee Federal will allow us to continue to provide our customers with local decision-making while preserving our values and our community bank culture.”

The transaction is expected to close in the third or fourth quarter of 2014. The transaction is subject to certain conditions, including customary closing conditions and the receipt of regulatory approvals.

Luse Gorman Pomerenk & Schick, P.C., Washington, DC, acted as legal counsel and Capital Resources Group, Inc., Reston, VA acted as financial advisor to the Company and Oconee Federal. Spidi & Fisch, PC, Washington, DC, acted as legal counsel and McAuliffe Financial, LLC, Lake Oswego, OR, acted as financial advisor to Stephens Federal.

About Oconee Federal and Stephens Federal Bank

Oconee Federal Financial Corp. is the parent company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association operates from its administrative offices in Seneca, SC with four other branches in Oconee County, SC.  Oconee Federal Savings and Loan Association is a community-oriented federal savings association dedicated to serving the financial service needs of customers within its market areas. At December 31, 2013, Oconee had approximately $360 million in total assets and capital of $75 million.

Stephens Federal Bank is headquartered in Toccoa, GA with two offices in Toccoa and one in Clayton, GA. It is a federally chartered mutual savings bank. At December 31, 2013, Stephens Federal Bank had approximately $158 million in total assets.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made.  The Company does not assume any duty and do not undertake to update forward-looking statements.  Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that the Company anticipated in its forward-looking statements and future results could differ materially from historical performance.  Factors that could cause or contribute to such differences include, but are not limited to, the possibility: that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, the Company’s or Stephens Federal’s respective businesses may not perform as expected due to transaction-related uncertainty, disruption in business during the pendency of the transaction or other factors; that the parties are unable to successfully implement integration strategies; that required regulatory approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of customers to the transaction; diversion of management time on merger-related issues.